Exhibit 10.3

ADEPT TECHNOLOGY, INC.

FISCAL 2010 PERFORMANCE PROGRAM

1. Purpose.

The Adept Technology, Inc. Fiscal 2010 Performance Program (the “Program”), established under the Adept Technology, Inc. 2005 Equity Incentive Plan (the “Plan”), is intended to provide performance-based compensation to individuals who make a significant contribution to the performance of Adept Technology, Inc. (the “Company”). Program objectives are to: (a) focus key employees on achieving specific performance targets, (b) reinforce a team orientation through a collective target, (c) provide significant award potential for achieving outstanding performance, and (d) enhance the ability of the Company to attract and retain highly talented and competent individuals.

2. Definitions.

Defined terms not explicitly defined in this Program but defined in the Plan shall have the same definitions as in the Plan.

“Award” means an award of Restricted Stock granted under the Program covering the number of Shares set forth in Section 4(a) as applicable.

“Board” means the Board of Directors of the Company.

“Certification Date” means the date on which the Committee certifies whether the Performance Goal has been met.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and/or other interpretive authority and guidance issued thereunder.

“Committee” means the Compensation Committee of the Board.

“Participants” means John Dulchinos, Lisa Cummins, David Pap Rocki and those non-executive employees identified by John Dulchinos prior to the Certification Date to collectively receive an aggregate amount of up to 40,000 shares.

“Performance Goal” means positive “Adjusted EBITDA” for the Performance Period. “Adjusted EBITDA” means earnings before interest income, income taxes, depreciation and amortization and goodwill impairment, and stock-based compensation expense under SFAS No. 123(R).

“Performance Period” means the period beginning July 1, 2009 and ending June 30, 2010.

3. Determination of Awards.

a.	Generally. As soon as practicable after, but on or before the date that is ninety (90) days following, the expiration of the Performance Period, the Committee shall determine and certify in writing, whether the Company has achieved the Performance Goal. If the Company achieves the Performance Goal, then Participants shall be credited with Awards on the Certification Date in the amounts specified in Section 4(a). Awards credited on the Certification Date pursuant to this Section 3(a) shall be subject to the vesting schedule set forth in Section 4(b). If the Company does not achieve the Performance Goal, then Participants shall not be credited with or receive any Awards under the Program.

b.	Change in Control Prior to the Certification Date. If a Change in Control occurs prior to the Certification Date, and provided the Participant remains continuously employed by the Company until immediately prior to the Change in Control, then, immediately prior to the Change in Control, the Participant shall be credited with a pro-rated number of Shares on such date equal to that number of Shares set forth next to the Participant’s name in Section 4(a) multiplied by a fraction, the numerator of which is the number of months (rounded up for any partial months) the Participant was employed by the Company during the Performance Period as of immediately prior to the Change of Control (but in no event shall a Participant be credited with more than the number of months in the Performance Period) and the denominator of which is the number of months in the Performance Period. Shares received pursuant to this Section 3(b) shall be vested in full as of immediately prior to the Change in Control.

c.	Termination For Any Reason Prior to the Certification Date. Subject to Section 3(b), if a Participant’s employment with the Company terminates prior to the Certification Date for any reason, then that Participant shall not be credited with or receive any Award under the Program.

4. Terms of Awards.

a.	Award Amounts. Provided the conditions specified in Section 3 are met, Participants shall be credited with Awards as follows:

Name	Number of Shares
John Dulchinos	60,000
Lisa Cummins	40,000
David Pap Rocki	20,000
Other select employees identified by CEO	Up to 40,000

b.

Vesting. Subject to the Participant’s continuous employment with the Company through the applicable Vesting Date, Awards shall vest over two years following the Certification Date in equal quarterly installments for on the last day of each quarter following June 30, 2010 through June 30, 2012 (each such date, a “Vesting Date”), subject to such earlier acceleration as provided in Sections 4(c)(ii) and 4(d). The Shares subject to an Award that vests shall be issued and delivered to Participants (or their heirs in the case of death) pursuant to Section 4(f).

c.	Effect of Termination of Employment After the Certification Date.

i	If the Participant’s employment is terminated for any reason other than as a result of death or Total and Permanent Disablement prior to the time when the Award is fully vested, the Participant’s Award shall cease vesting and all unvested Shares underlying the Participant’s Award as of the date of termination shall be forfeited immediately.

ii	If the Participant’s employment is terminated due to death or Total and Permanent Disablement after the Certification Date but prior to the time when the Award is fully vested, all unvested Shares underlying the Participant’s Award as of the date of termination shall vest immediately as of that date.

d.	Effect of a Change in Control After the Certification Date. If a Change in Control occurs after the Certification Date which results in the Awards being made hereunder, and provided the Participant remains continuously employed by the Company until immediately prior to the Change in Control, then, as of immediately prior to the Change in Control, all unvested Shares underlying the Participant’s Award shall vest immediately.

e.	Adjustment of Shares. The number of Shares subject to Awards may be adjusted from time to time for capitalization adjustments in the discretion of the Committee, as provided in Section 13 of the Plan.

f.	Distribution of Awards. Shares credited to a Participant as an Award shall be distributed to the Participant (or the Participant’s heirs in the case of death) on the applicable Vesting Date or, if applicable, the events described in Sections 3(b), 4(c)(ii) and 4(d) (but, in the case of an issuance of Shares made on account of a termination due to Total and Permanent Disablement, such issuance shall occur no earlier than six months and one day after the date of the Participant’s “separation from service” (as defined in Treas. Reg. 1.409A-1(h)) with the Company, except when permitted by Section 409A of the Code).

g.	Award Agreements. Each Award shall be evidenced by an award agreement (“Award Agreement”) to be entered into between the Participant and the Company with such terms and conditions and in such form as the Committee shall determine. Awards shall be subject to the terms and conditions of the Award Agreement, the Program and the Plan.

5. Program Administration

The Committee shall be responsible for all decisions and recommendations regarding Program administration and retains final authority regarding all aspects of Program administration, the resolution of any disputes, the interpretation of the Program and any Award Agreement hereunder, and the application of the Program in any respect to a Participant. All determinations and interpretations made by the Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons. The Committee may, without notice, amend, suspend or terminate the Program; provided, however, that no such action may adversely affect any then outstanding Award without the consent of the Participant, unless such action is necessary to comply with any applicable law, regulation or rule.

6. Withholding

The Company will have the right to make all payments or distributions or deliver Shares pursuant to the Program to a Participant net of any applicable federal, state and local taxes required to be paid or withheld. The Company will have the right to withhold from wages or other amounts otherwise payable to such Participant such withholding taxes as may be required by law, or to otherwise require the Participant to pay such withholding taxes. If the Participant fails to make such tax payments as are required, the Company will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant or to take such other action as may be necessary to satisfy such withholding obligations. Unless Participant elects to satisfy any tax withholding obligation by an alternative means as permitted hereby, Participant’s acceptance of an Award constitutes Participant’s instruction and authorization to the Company to withhold on the Participant’s behalf the number of Shares from those Shares issuable to the Participant at the time when the Award becomes vested as the Company determines to be sufficient to satisfy the tax withholding obligation.

7. General Provisions.

a.	Non-Exclusivity of Program. The adoption of the Program by the Board shall not be construed as creating any limitations on the power of the Board or the Committee to adopt such other bonus or incentive compensation arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

b.	Limitation on Rights as a Participant. The Company is not obligated to give uniform treatment to Participants under the Program. Participation in the Program as during the Performance Period does not convey any right to receive any award or to participate in the Program as to any other period.

c.	No Employment or Service Rights. Nothing in the Program or any instrument executed or Award granted pursuant to the Program shall (i) confer upon any Participant any right to continue to be retained in the employ or service of the Company, (ii) change the at-will employment relationship between the Company and a Participant, or (iii) interfere with the right of the Company to discharge any Participant or other person at any time, with or without cause, and with or without advance notice.

d.	Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to an Award (including, without limitation, the right to receive dividends) unless and until such Participant has vested in the Shares subject to the Award and has received delivery of such Shares.

e.	Validity. If any provision of the Program is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Program.

f.	Governing Plan Document. The Program is subject to all the provisions of the Plan and is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee, the Board or the Company pursuant to the Plan. In the event of any conflict between the provisions of this Program and those of the Plan, the provisions of the Plan shall control.

g.	Governing Law. The Program and any Award Agreement hereunder will be interpreted and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law) and applicable federal law.

h.	Section 409A. To the extent applicable, it is intended that this Program and any Award granted hereunder comply with the requirements of Section 409A of the Code. Any provision that would cause the Plan or any Award granted hereunder to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code, which amendment may be retroactive to the extent permitted by Section 409A of the Code.

i.	Headings. The headings of the Sections in this Program are inserted for convenience only and shall not be deemed to affect the meaning of this Plan.

8. Effective Date.

This Program was adopted by the Board on November 6, 2009.

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